                                                                  EXHIBIT (a)(1)


                          NATIONAL PROPERTY INVESTORS 8
                     1873 South Bellaire Street, 17th Floor
                             Denver, Colorado 80222

                                November 11, 1999

Dear Limited Partner:

         Enclosed is the Schedule 14D-9 which was filed by National Property Investors 8 (the "Partnership") with the Securities and Exchange Commission in connection with an offer by AIMCO Properties, L.P., a Delaware limited partnership, to purchase units of limited partnership interest in the Partnership.

         The Partnership, through its general partner, NPI Equity Investments, Inc. (the "General Partner"), is required by the rules of the Securities and Exchange Commission to make a recommendation as to whether you should accept or reject such offer, or whether the Partnership is remaining neutral with respect to such offer. THE PARTNERSHIP AND THE GENERAL PARTNER ARE REMAINING NEUTRAL AND MAKING NO RECOMMENDATION AS TO WHETHER LIMITED PARTNERS SHOULD TENDER OR REFRAIN FROM TENDERING THEIR UNITS. Although the General Partner believes the offer is fair, limited partners must make their own decision whether or not to participate in the offer, based upon a number of factors, including a limited partner's financial position, the need or desire for liquidity, other available financial opportunities, a limited partner's tax position, and the tax consequences of selling one's units.

         Limited Partners should carefully read the enclosed Schedule 14D-9, the Litigation Settlement Offer of AIMCO Properties, L.P., dated November 11, 1999 relating to the offer to acquire units of the Partnership (the "Litigation Settlement Offer"), and the related Letter of Transmittal and Instructions. Certain information in the Schedule 14D-9 is incorporated by reference to the Litigation Settlement Offer.

         Please note that the General Partner is an affiliate of AIMCO.

                                        NPI EQUITY INVESTMENTS, INC.
                                        General Partner


                                        By: /s/ Patrick J. Foye
                                            ------------------------------------
                                            Patrick J. Foye
                                            Executive Vice President